EXHIBIT 99.1

WEYLAND TECH INC. FINANCIAL HIGHLIGHTS FOR THE 2016 FIRST QUARTER ENDED MARCH 31, 2016.

Hong Kong – May 25, 2016 – Weyland Tech Inc. (OTC:WEYL) ("Weyland Tech" or the "Company"), a mobile applications provider, is providing shareholders with a financial update and a highlight of key accomplishments for the 2016 First Quarter ended March 31, 2016.

Service Revenue

Service Revenues were $ 2,261,455 and $480,000 for the three months ended March 31, 2016 and 2015, respectively.  The increase is due to the significant contribution from the CreateApp platform effective September 1, 2015.

Cost of Service

Cost of Service was $634,331 and $475,000 for the three months ended March 31, 2016 and 2015, respectively.  The movement is due to costs and increased scale of service operation in connection with the CreateApp platform effective September 1, 2015.

Operating Expenses

General and administrative expenses:  General and administrative expenses were $ 257,142 and $14,616 for the three months ended March 31, 2016 and 2015, respectively.  The increase is mainly due to the change in cost structure incorporating the CreateApp platform effective September 1, 2015 and an increased scale of operation of our business.  Included in General and administrative expenses were Amortization of development costs capitalized of $ 83,333 (2015: Nil).

Net Income

The Company had a net income of $1,369,982 for the three months ended March 31, 2016 as compared to a net loss of $9,616 for the three months ended March 31, 2015.  The significant increase in net income is mainly due to the contribution from the services offered through the CreateApp platform effective September 1, 2015.

Net Profit (Loss) Per Common Share - basic and fully diluted

The Company had net profit per common share of 0.089 for the three months ended March 31, 2016 as compared to a net loss per common share of (0.000692) for the three months ended March 31, 2015.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding: the continued growth of the mobile applications segment and the ability of the Company to continue its expansion into that segment; the ability of the Company to attract customers and partners and generate revenues; the ability of the Company to successfully execute its business plan; the business strategy, plans, and objectives of the Company; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions and involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks, and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume any duty to update these forward-looking statements.

Contact:

info@weyland-tech.com